EXHIBIT 4.3

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12(B) OF THE SECURITIES EXCHANGE ACT OF 1934

The following summary description of our common stock is based on the provisions of our Second Amended and Restated Certificate of Incorporation, as amended, which we refer to as our certificate of incorporation or charter, our by-laws, and the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL. This description may not contain all of the information that is important to you and is subject to, and is qualified in its entirety by reference to our certificate of incorporation, our by-laws and the applicable provisions of the DGCL.

Authorized Capital Stock

Our authorized capital stock consists of 160,000,000 shares of common stock, $0.00001 par value per share and 7,000 shares of preferred stock, $0.00001 par value per share. Our certificate of incorporation authorizes us to issue shares of our preferred stock from time to time in one or more series without stockholder approval, each such series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as our board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock, including our Series D Convertible Preferred Stock and any other series of preferred stock we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock.

Common Stock

Voting. Holders of our common stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends. Subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors.

Liquidation and Dissolution. In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of any outstanding shares of our preferred stock, the holders of shares of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.

Other Rights and Restrictions. Our charter prohibits us from granting preemptive rights to any of our stockholders.

Preferred Stock

Series D Preferred Stock

The following is a summary of the terms of the Series D Preferred Stock:

Voting Rights. The Series D Preferred Stock shall have no voting rights. However, as long as any shares of Series D Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series D Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or alter or amend the Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (c) increase the number of authorized shares of Series D Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends. Holders of Series D Preferred Stock are entitled to receive dividends on shares of Series D Preferred Stock equal (on an as-if-converted-to-Common-Stock basis and without regard to any limitations on conversion set forth herein or otherwise) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series D Preferred Stock. The Company shall not pay any dividends on the Common Stock unless the Company simultaneously complies with this provision.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, the assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Series D Preferred Stock in the same amount that a holder of Common Stock would receive if the Series D Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock.

Series E Preferred Stock

The following is a summary of the terms of the Series E Preferred Stock:

Dividends. Holders of Series E Preferred Stock shall be entitled to receive dividends on shares of Series E Preferred Stock equal (on an as-if-converted-to-common-stock basis and without regard to any limitations on conversion set forth herein or otherwise) to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock.

Voting Rights. Subject to certain limitations, the Series E Preferred Stock is voting stock. Holders of the Series E Preferred Stock are entitled to vote together with the Common Stock on an as-if-converted-to-common-stock basis. Holders of common stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Accordingly, holders of Series E Preferred Stock will be entitled to one vote for each whole share of common stock into which their Series E Preferred Stock is then-convertible on all matters submitted to a vote of stockholders.

Liquidation. The assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Series E Preferred Stock, Series D Preferred Stock and common stock, pro rata, in the same form of consideration, based on the number of shares held by each such holder, treating for this purpose all shares of Series E Preferred Stock as if they had been converted to common stock pursuant to the terms of the Certificate of Designation of Series E Preferred Stock immediately prior to such liquidation, without regard to any limitations on conversion set forth in the Certificate of Designation of Series E Preferred Stock or otherwise.

Board Rights. Subject to Nasdaq Stock Market rules and regulation, holders of Series E Preferred Stock have the right to appoint up to two directors in the Company's Board of Directors, as provided in the Certificate of Designation of Series E Preferred Stock.

Anti-Takeover Effect of Certain Charter and By-Law Provisions

Provisions of our charter and our by-laws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Authorized but Unissued Stock. We have shares of common stock and preferred stock available for future issuance, in some cases, without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions, stock dividends on our capital stock or equity compensation plans. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Amendments to By-laws. Our by-laws are subject to alternation or repeal, and new by-laws may be made, by a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together a single class. Additionally, our by-laws provide the Board with the power to make, adopt, alter, amend and repeal, from time to time, our by-laws, provided, however, that the stockholders entitled to vote with respect to amendments to our by-laws may alter, amend or repeal by-laws made by the Board.

Classification of Board; Removal of Directors; Vacancies. Our certificate of incorporation provide for the division of the Board into three classes as nearly equal in size as possible with staggered three-year terms; that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of our shares of capital stock entitled to vote; and that any vacancy on the Board, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by the vote of a majority of the directors then in office. The limitations on the removal of directors and the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal any of these provisions.

Notice Periods for Stockholder Meetings. Our by-laws provide that for business to be brought by a stockholder before an annual meeting of stockholders, the stockholder must give written notice to the corporation not later than the close of business on the 90th day, or earlier than the 120th day prior to the one year anniversary of the date of the annual meeting of stockholders of the previous year; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within 30 days prior to, or more than 60 days after, such anniversary date, notice by the stockholder must be received not later than 120 days prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting and the 10th day following the day on which the corporation's notice of the date of the meeting is first given or made to the stockholders or disclosed to the general public. Our by-laws also provide that the Board or the Chair of such meeting may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board and in no event shall the adjournment, recess, postponement, judicial stay or rescheduling of an annual meeting commence a new time period, or extend any time period, for the giving of notice.

Stockholder Action; Special Meetings. Our certificate of incorporation provides that stockholder action may not be taken by written action in lieu of a meeting and provides special meetings of the stockholders may only be called by the Chair of the board, the president or by our Board. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because that person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent. Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal the provisions relating to prohibition on action by written consent and the calling of a special meeting of stockholders.

Nominations. Our by-laws provide that nominations for election of directors may be made only by (i) the Board or a committee appointed by the Board; or (ii) a stockholder entitled to vote on director election, if the stockholder provides notice to the Secretary of the Corporation presented not less than 90 days nor more than 120 days prior to the anniversary of the last annual meeting (subject to the limited exceptions set forth in the bylaws). These provisions may deter takeovers by requiring that any stockholder wishing to conduct a proxy contest have its position solidified well in advance of the meeting at which directors are to be elected and by providing the incumbent Board with sufficient notice to allow them to put an election strategy in place. Our bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specifies requirements as to the form and content of a stockholder’s notice.

Choice of Forum. Our bylaws provides that the Court of Chancery of the state of Delaware shall be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate, or our amended and restated bylaws; or

•	any action asserting a claim against us that is governed by the internal affairs doctrine.

The provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our bylaws provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our bylaws to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.

Our bylaws further provides that the federal district courts of the United States of America shall be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

No Cumulative Voting. Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws do not provide for cumulative voting.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Exchange Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “CLRB”.